Exhibit 99.1

News Release

Investor Contact:	Media Contact:
Andrew Hedberg (651) 250-2185	Nigel Glennie (651) 250-2576
Cairn Clark (651) 250-2291

ECOLAB DELIVERS VERY STRONG SECOND QUARTER PERFORMANCE

REPORTED DILUTED EPS $1.15; ADJUSTED DILUTED EPS $1.24, +13%

EXPECT CONTINUED STRONG SECOND HALF 2023 PERFORMANCE

SECOND QUARTER HIGHLIGHTS:

●	Reported sales $3.9 billion, +8% versus last year. Organic sales +9%, led by strong growth in the Institutional & Specialty, Industrial, and Other segment sales.
●	Reported operating income +14%. Organic operating income accelerated to +21%, as strong pricing and productivity more than offset easing but ongoing delivered product cost inflation and challenging macroeconomic conditions.
●	Reported operating income margin 12.6%. Organic operating income margin 13.4%, +130bps versus last year, reflecting ongoing gross margin expansion and productivity.
●	Reported diluted EPS $1.15, +6%. Adjusted diluted EPS, excluding special gains and charges and discrete tax items were $1.24, +13%.
●	Second quarter cash flow from operating activities $573 million; free cash flow was strong at $401 million, +$248 million versus last year.

3Q 2023 OUTLOOK

●	Expect third quarter 2023 adjusted diluted earnings per share in the $1.45 to $1.55 range, +12 to 19% versus last year.

	Second Quarter Ended June 30
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2023	2022	Change	2023	2022	Change
Net sales	$3,852.1	$3,580.6	8%	$3,852.1	$3,580.6	8%
Operating income	484.7	425.8	14%	513.8	431.1	19%
Net income attributable to Ecolab	329.7	308.3	7%	355.8	314.6	13%

Diluted earnings per share attributable to Ecolab	$1.15	$1.08	6%	$1.24	$1.10	13%

	Organic		%
	2023	2022	Change
Net sales	$3,807.9	$3,488.4	9%
Operating income	508.7	421.3	21%

ST. PAUL, Minn., August 1, 2023

CEO Comment

Christophe Beck, Ecolab’s chairman and chief executive officer, said, “The second quarter was one of great momentum for Ecolab, reflecting the strategic decisions made over the past few years and the fundamental work done over the last several quarters. Our team’s strong execution resulted in continued robust organic sales growth, operating income margin expansion, and 13% growth in adjusted diluted earnings per share. As anticipated, the year-over-year rate of price increases started to ease, entirely due to comparisons with the accelerated pricing actions taken last year. Pricing in the quarter remained strong, sustained by carryover from last year and further new pricing. Overall volume remained steady, and turned modestly positive excluding Europe, as our team effectively offset softer macro demand with strong new business wins, leveraging our proven ‘circle the customer, circle the globe’ growth strategy. This robust topline performance, along with productivity initiatives and easing inflationary headwinds, drove 21% organic operating income growth, with double-digit growth across most businesses and geographies.

“We continue to strengthen our performance, including targeted actions in institutional, life sciences, and healthcare. Institutional continued its very strong recovery. Focus on new business and penetration generated share gains, and value pricing and productivity drove strong margin recovery. Our highly attractive life sciences business was not immune to the short-term market pressure, which led to flattish sales. However, we took the opportunity to gain share with major customers and to further invest in capacity and capabilities in biopharma, which resulted in a short-term operating income decline. Also, as promised, we have stayed focused on driving our healthcare transformation, which is showing good progress. We are well underway on the cost-saving initiatives we announced earlier this year and are now implementing our second strategic move to further improve business performance. Over the next few months, we will be creating two separate, yet focused businesses from our North American Healthcare business: surgical and infection prevention. This move will provide greater focus and support for our surgical business and allow infection prevention to leverage the critical mass and reach of our North American Institutional field team.

“Moving forward, we are very well positioned to deliver continued strong performance. Our leading positions in attractive market segments, driven by fundamental global growth trends, combined with our unique innovation, digital capabilities, and global service expertise will continue to help fuel robust new business wins and operating margin expansion. Despite macroeconomic headwinds, we anticipate strong organic sales gains and mid-teens growth in adjusted diluted earnings per share in the second half of 2023.”

Second Quarter 2023 Consolidated Results

Ecolab’s second quarter reported sales increased 8% and organic sales increased 9% when compared to the prior year.

Second quarter 2023 reported operating income increased 14% including the impact of special gains and charges, which were a net charge primarily related to restructuring costs. Organic operating income growth accelerated to 21%, as strong pricing overcame investments in the business including incentive compensation, softer volume, and higher delivered product costs.

Reported other income decreased $5 million in the second quarter of 2023 due to higher pension costs.

Reported interest expense increased 39% reflecting the impact from higher average interest rates on outstanding debt.

The reported income tax rate for the second quarter of 2023 was 20.6% compared with the reported rate of 19.7% in the second quarter of 2022. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the second quarter of 2023 was 19.9% compared with the adjusted tax rate of 19.2% in the second quarter of 2022.

Reported net income increased 7% versus the prior year. Excluding the impact of special gains and charges and discrete tax items, adjusted net income increased 13% versus the prior year.

Reported diluted earnings per share increased 6% versus the prior year. Adjusted diluted earnings per share increased 13% when compared against the second quarter of 2022. Currency translation had a $0.03 unfavorable impact on earnings per share in the second quarter of 2023.

Second Quarter 2023 Segment Review

Global Industrial

(unaudited)	Second Quarter Ended June 30			Organic
(millions)	2023	2022	% Change	% Change

Fixed currency
Sales	$1,795.6	$1,653.3	9%	9%
Operating income	255.4	216.8	18%	18%
Operating income margin	14.2%	13.1%
Organic operating income margin	14.2%	13.1%

Public currency
Sales	$1,808.5	$1,689.9	7%
Operating income	257.6	224.1	15%

The Industrial segment includes Water, Food & Beverage, and Paper

Organic sales increased 9%, led by double-digit gains in Water and Food & Beverage. Organic operating income increased 18% as strong pricing overcame softer volume, higher delivered product costs, and investments in the business including incentive compensation.

Global Institutional & Specialty

(unaudited)	Second Quarter Ended June 30			Organic
(millions)	2023	2022	% Change	% Change

Fixed currency
Sales	$1,268.6	$1,118.2	13%	13%
Operating income	208.7	148.6	40%	40%
Operating income margin	16.5%	13.3%
Organic operating income margin	16.5%	13.3%

Public currency
Sales	$1,272.2	$1,129.3	13%
Operating income	209.2	150.6	39%

The Institutional & Specialty segment includes Institutional and Specialty

Organic sales increased 13%, with the Institutional division and Specialty both growing double-digits. Organic operating income growth accelerated to 40% as strong pricing overcame investments in the business including incentive compensation, and higher delivered product costs.

Global Healthcare & Life Sciences

(unaudited)	Second Quarter Ended June 30			Organic
(millions)	2023	2022	% Change	% Change

Fixed currency
Sales	$387.5	$384.4	1%	1%
Operating income	32.7	55.2	(41)%	(41)%
Operating income margin	8.4%	14.4%
Organic operating income margin	8.4%	14.4%

Public currency
Sales	$390.8	$390.9	0%
Operating income	33.3	56.6	(41)%

The Healthcare & Life Sciences segment includes Healthcare and Life Sciences

Organic sales increased 1% as modest growth in Healthcare sales was offset by soft near-term life sciences industry demand. Organic operating income decreased 41% versus last year, as strong pricing was more than offset by softer volume, targeted investments in the business, and higher supply chain costs.

Other

(unaudited)	Second Quarter Ended June 30			Organic
(millions)	2023	2022	% Change	% Change

Fixed currency
Sales	$362.6	$332.5	9%	9%
Operating income	63.4	51.6	23%	23%
Operating income margin	17.5%	15.5%
Organic operating income margin	17.5%	15.5%

Public currency
Sales	$363.9	$336.6	8%
Operating income	63.5	52.2	22%

The Other segment includes Pest Elimination, Textile Care and Colloidal Technologies

Organic sales grew 9%, led by double-digit growth in Pest Elimination. Organic operating income increased 23% as strong pricing overcame investments in the business including incentive compensation and unfavorable mix.

Corporate

(unaudited)	Second Quarter Ended June 30
(millions)	2023	2022

Public currency
Sales	$16.7	$33.9

Corporate operating expense
Nalco and Purolite amortization	50.6	52.4
Special (gains) and charges	29.1	5.3
Other	(0.8)	-
Total Corporate operating expense	$78.9	$57.7

Second quarter of 2023 corporate segment includes:

●	sales of $17 million to ChampionX under the Master Cross Supply and Product Transfer agreements Ecolab entered into as part of the ChampionX separation
●	amortization expense of $29 million related to the Nalco merger intangible assets and $22 million related to Purolite acquisition intangible assets
●	special gains and charges were a net charge of $29 million, primarily related to restructuring costs

Special gains and charges for the second quarter of 2022 were a net charge of $5 million and primarily reflected Purolite acquisition costs.

Business Outlook

2023

Ecolab expects to deliver performance that continues to strengthen despite a challenging macro environment where end market demand continues to ease. The Company expects robust sales and earnings growth driven by continued pricing and new business gains, improved productivity, and delivered product costs to remain high but ease progressively. This strong performance is expected to more than overcome the volatile macro environment to deliver mid-teens growth in adjusted diluted earnings per share in the second half of 2023.

2023 – Third Quarter

Ecolab expects third quarter 2023 adjusted diluted earnings per share in the $1.45 to $1.55 range, rising 12% to 19% compared with adjusted diluted earnings per share of $1.30 a year ago.

The Company currently expects quantifiable special charges in the third quarter of 2023 to be approximately $0.05 per share, principally related to restructuring charges. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

About Ecolab

A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global sustainability leader offering water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. Building on a century of innovation, Ecolab has annual sales of $14 billion, employs more than 47,000 associates and operates in more than 170 countries around the world. The company delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, maintain clean and safe environments, and optimize water and energy use. Ecolab’s innovative solutions improve operational efficiencies and sustainability for customers in the food, healthcare, life sciences, hospitality and industrial markets. www.ecolab.com

Ecolab will host a live webcast to review the second quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This news release contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding macroeconomic conditions, delivered product costs, demand, inflation, and our financial and business performance and prospects, including sales, earnings, special charges, margins, and productivity. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this news release. In particular, the ultimate results of any restructuring initiative depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar, demand uncertainty, supply chain challenges and inflation; the vitality of the markets we serve; exposure to global economic, political and legal risks related to our international operations, including geopolitical instability, the impact of sanctions or other actions taken by the U.S. or other countries, and retaliatory measures taken by Russia in response, in connection with the conflict in Ukraine; difficulty in procuring raw materials or fluctuations in raw material costs; our ability to attract, retain and develop high caliber management talent to lead our business and successfully execute organizational change and changing labor market dynamics; information technology infrastructure failures or breaches in data security; the effects and duration of the COVID-19 pandemic or other public health outbreaks, epidemics or pandemics; our ability to acquire complementary businesses and to effectively integrate such businesses, including Purolite; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; our ability to successfully compete with respect to value, innovation and customer support; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; the costs and effects of complying with laws and regulations, including those relating to the environment, climate change standards, and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential chemical spill or release; our commitments, goals, targets, objectives and initiatives related to sustainability; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures include:

•fixed currency sales

•organic sales, formerly known as acquisition adjusted fixed currency sales

•adjusted cost of sales

●adjusted gross profit

•adjusted gross margin

•fixed currency operating income

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•	organic operating income, formerly known as acquisition adjusted fixed currency operating income
•	organic operating income margin, formerly known as acquisition adjusted fixed currency operating income margin

●adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

•free cash flow

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for adjusted cost of sales, adjusted gross margin, adjusted gross profit and adjusted operating income exclude the impact of special (gains) and charges and our non-GAAP financial measures for adjusted tax rate, adjusted net income attributable to Ecolab and adjusted diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2023. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco and Purolite transactions or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Our non-GAAP financial measures for organic sales, organic operating income and organic operating income margin are at fixed currency and exclude the impact of special (gains) and charges, the results of our acquired businesses from the first twelve months post acquisition and the results of divested businesses from the twelve months prior to divestiture. In addition, as part of the separation, we also entered into a Master Cross Supply and Product Transfer agreement with ChampionX to provide, receive or transfer certain products for a period up to 36 months and for a small set of products with limited suppliers over the next few years. Sales of product to ChampionX under this agreement are recorded in product and equipment sales in the Corporate segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

We define free cash flow as net cash provided by operating activities less cash outlays for capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. It should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. We believe free cash flow is meaningful to investors as it functions as a useful measure of performance and we use this measure as an indication of the strength of the Company and its ability to generate cash.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this news release) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Second Quarter Ended			Six Months Ended
	June 30%			June 30%
(millions, except per share)	2023	2022	Change	2023	2022	Change

Product and equipment sales	$3,104.8	$2,886.8		$5,981.1	$5,510.9
Service and lease sales	747.3	693.8		1,442.6	1,336.4
Net sales	3,852.1	3,580.6	8%	7,423.7	6,847.3	8%
Product and equipment cost of sales	1,895.3	1,799.0		3,693.6	3,494.6
Service and lease cost of sales	439.5	412.1		846.4	789.9
Cost of sales (1)	2,334.8	2,211.1	6%	4,540.0	4,284.5	6%
Selling, general and administrative expenses	1,011.6	940.1	8%	2,001.9	1,854.8	8%
Special (gains) and charges (1)	21.0	3.6		45.5	27.7
Operating income	484.7	425.8	14%	836.3	680.3	23%
Other (income) expense	(14.4)	(19.5)	(26)%	(27.5)	(38.3)	(28)%
Interest expense, net	77.8	56.0	39%	152.0	109.0	39%
Income before income taxes	421.3	389.3	8%	711.8	609.6	17%
Provision for income taxes	86.6	76.6	13%	139.0	122.2	14%
Net income including noncontrolling interest	334.7	312.7	7%	572.8	487.4	18%
Net income attributable to noncontrolling interest	5.0	4.4		9.7	7.2
Net income attributable to Ecolab	$329.7	$308.3	7%	$563.1	$480.2	17%

Earnings attributable to Ecolab per common share
Basic	$1.16	$1.08	7%	$1.98	$1.68	18%
Diluted	$1.15	$1.08	6%	$1.97	$1.67	18%

Weighted-average common shares outstanding
Basic	284.9	285.1	0%	284.8	285.7	0%
Diluted	286.3	286.6	0%	286.1	287.4	0%

(1) Cost of sales and Special (gains) and charges in the Consolidated Statement of Income above include the following:

	Second Quarter Ended			Six Months Ended
	June 30			June 30
(millions)	2023	2022		2023	2022

Cost of sales
Restructuring activities	$8.1	$0.8		$11.3	$3.4
Acquisition and integration activities	-	0.9		-	28.5
COVID-19 activities, net	-	-		-	16.3
Russia/Ukraine activities	-	-		-	6.4
Subtotal (a)	8.1	1.7		11.3	54.6

Special (gains) and charges
Restructuring activities	13.7	0.3		26.3	1.1
Acquisition and integration activities	3.5	3.4		8.5	10.9
Russia/Ukraine activities	0.3	(5.7)		0.6	5.9
Other	3.5	5.6		10.1	9.8
Subtotal	21.0	3.6		45.5	27.7

Total special (gains) and charges	$29.1	$5.3		$56.8	$82.3

(a) Special charges of $6.0 million and $1.2 million in the second quarter of 2023 and 2022, respectively, and $6.8 million and $53.2 million for the first six months of 2023 and 2022, respectively, were recorded in product and equipment cost of sales. Special charges of $2.1 million and $0.5 million in the second quarter of 2023 and 2022, respectively, and $4.5 million and $1.4 million for the first six months of 2023 and 2022, respectively, were recorded in service and lease cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Second Quarter Ended June 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2023	2022	Change	2023	2022	Change
Net Sales
Global Industrial	$1,795.6	$1,653.3	9%	$1,808.5	$1,689.9	7%
Global Institutional & Specialty	1,268.6	1,118.2	13%	1,272.2	1,129.3	13%
Global Healthcare & Life Sciences	387.5	384.4	1%	390.8	390.9	0%
Other	362.6	332.5	9%	363.9	336.6	8%
Corporate	16.7	33.8	(51)%	16.7	33.9	(51)%
Subtotal at fixed currency rates	3,831.0	3,522.2	9%	3,852.1	3,580.6	8%
Currency impact	21.1	58.4	*	-	-	*
Consolidated reported GAAP net sales	$3,852.1	$3,580.6	8%	$3,852.1	$3,580.6	8%

Operating Income (loss)
Global Industrial	$255.4	$216.8	18%	$257.6	$224.1	15%
Global Institutional & Specialty	208.7	148.6	40%	209.2	150.6	39%
Global Healthcare & Life Sciences	32.7	55.2	(41)%	33.3	56.6	(41)%
Other	63.4	51.6	23%	63.5	52.2	22%
Corporate	(78.8)	(57.4)	*	(78.9)	(57.7)	*
Subtotal at fixed currency rates	481.4	414.8	16%	484.7	425.8	14%
Currency impact	3.3	11.0	*	-	-	*
Consolidated reported GAAP operating income	$484.7	$425.8	14%	$484.7	$425.8	14%

	Six Months Ended June 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2023	2022	Change	2023	2022	Change
Net Sales
Global Industrial	$3,494.9	$3,164.7	10%	$3,517.9	$3,255.6	8%
Global Institutional & Specialty	2,395.2	2,109.5	14%	2,401.0	2,138.7	12%
Global Healthcare & Life Sciences	766.1	732.6	5%	770.5	753.7	2%
Other	691.9	619.3	12%	693.9	630.6	10%
Corporate	40.3	68.4	(41)%	40.4	68.7	(41)%
Subtotal at fixed currency rates	7,388.4	6,694.5	10%	7,423.7	6,847.3	8%
Currency impact	35.3	152.8	*	-	-	*
Consolidated reported GAAP net sales	$7,423.7	$6,847.3	8%	$7,423.7	$6,847.3	8%

Operating Income
Global Industrial	$471.0	$396.7	19%	$475.3	$415.2	14%
Global Institutional & Specialty	334.4	257.2	30%	335.1	261.5	28%
Global Healthcare & Life Sciences	67.7	97.1	(30)%	68.5	100.9	(32)%
Other	113.5	88.7	28%	113.7	90.1	26%
Corporate	(156.2)	(186.4)	*	(156.3)	(187.4)	*
Subtotal at fixed currency rates	830.4	653.3	27%	836.3	680.3	23%
Currency impact	5.9	27.0	*	-	-	*
Consolidated reported GAAP operating income	$836.3	$680.3	23%	$836.3	$680.3	23%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco and Purolite transactions intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30	December	June 30
(millions)	2023	2022	2022
Assets
Current assets
Cash and cash equivalents	$554.2	$598.6	$124.9
Accounts receivable, net	2,780.1	2,698.1	2,668.0
Inventories	1,646.2	1,792.8	1,720.7
Other current assets	456.0	404.7	391.5
Total current assets	5,436.5	5,494.2	4,905.1

Property, plant and equipment, net	3,326.5	3,293.4	3,264.0
Goodwill	8,101.3	8,012.7	7,935.9
Other intangible assets, net	3,603.6	3,680.7	4,030.6
Operating lease assets	446.8	448.2	400.8
Other assets	541.5	535.1	627.2
Total assets	$21,456.2	$21,464.3	$21,163.6

Liabilities and Equity
Current liabilities
Short-term debt	$1,121.9	$505.1	$618.3
Accounts payable	1,476.8	1,728.2	1,524.8
Compensation and benefits	469.1	493.6	434.8
Income taxes	117.3	197.6	73.6
Other current liabilities	1,282.4	1,285.9	1,154.5
Total current liabilities	4,467.5	4,210.4	3,806.0

Long-term debt	7,499.6	8,075.3	8,167.8
Pension and postretirement benefits	660.8	670.3	838.0
Deferred income taxes	474.1	505.6	630.4
Operating lease liabilities	335.4	337.8	291.8
Other liabilities	438.3	406.3	311.2
Total liabilities	13,875.7	14,205.7	14,045.2

Equity
Common stock	365.3	364.7	364.5
Additional paid-in capital	6,684.1	6,580.2	6,529.8
Retained earnings	9,580.0	9,318.8	9,003.3
Accumulated other comprehensive loss	(1,761.8)	(1,726.6)	(1,617.9)
Treasury stock	(7,310.9)	(7,301.0)	(7,186.3)
Total Ecolab shareholders’ equity	7,556.7	7,236.1	7,093.4
Noncontrolling interest	23.8	22.5	25.0
Total equity	7,580.5	7,258.6	7,118.4
Total liabilities and equity	$21,456.2	$21,464.3	$21,163.6

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(millions, except percent and per share)	2023	2022	2023	2022

Net sales
Reported GAAP net sales	$3,852.1	$3,580.6	$7,423.7	$6,847.3
Effect of foreign currency translation	(21.1)	(58.4)	(35.3)	(152.8)
Non-GAAP fixed currency sales	3,831.0	3,522.2	7,388.4	6,694.5
Effect of acquisitions and divestitures	(23.1)	(33.8)	(46.7)	(68.4)
Non-GAAP organic sales	$3,807.9	$3,488.4	$7,341.7	$6,626.1

Cost of sales
Reported GAAP cost of sales	$2,334.8	$2,211.1	$4,540.0	$4,284.5
Special (gains) and charges	8.1	1.7	11.3	54.6
Non-GAAP adjusted cost of sales	$2,326.7	$2,209.4	$4,528.7	$4,229.9

Gross profit
Reported GAAP gross profit	$1,517.3	$1,369.5	$2,883.7	$2,562.8
Special (gains) and charges	8.1	1.7	11.3	54.6
Non-GAAP adjusted gross profit	$1,525.4	$1,371.2	$2,895.0	$2,617.4

Gross margin
Reported GAAP gross margin	39.4%	38.2%	38.8%	37.4%
Non-GAAP adjusted gross margin	39.6%	38.3%	39.0%	38.2%

Operating income
Reported GAAP operating income	$484.7	$425.8	$836.3	$680.3
Special (gains) and charges at public currency rates	29.1	5.3	56.8	82.3
Non-GAAP adjusted operating income	513.8	431.1	893.1	762.6
Effect of foreign currency translation	(3.6)	(9.8)	(6.3)	(25.8)
Non-GAAP adjusted fixed currency operating income	510.2	421.3	886.8	736.8
Effect of acquisitions and divestitures	(1.5)	-	(2.0)	-
Non-GAAP organic operating income	$508.7	$421.3	$884.8	$736.8

Operating income margin
Reported GAAP operating income margin	12.6%	11.9%	11.3%	9.9%
Non-GAAP adjusted fixed currency operating income margin	13.3%	12.0%	12.0%	11.0%
Non-GAAP organic operating income margin	13.4%	12.1%	12.1%	11.1%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(millions, except percent and per share)	2023	2022	2023	2022

Net Income attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$329.7	$308.3	$563.1	$480.2
Special (gains) and charges, after tax	23.3	2.6	44.4	66.2
Discrete tax net expense (benefit)	2.8	3.7	(1.2)	4.7
Non-GAAP adjusted net income attributable to Ecolab	$355.8	$314.6	$606.3	$551.1

Diluted EPS attributable to Ecolab
Reported GAAP diluted EPS	$1.15	$1.08	$1.97	$1.67
Special (gains) and charges, after tax	0.08	0.01	0.15	0.23
Discrete tax net expense (benefit)	0.01	0.01	-	0.02
Non-GAAP adjusted diluted EPS	$1.24	$1.10	$2.12	$1.92

Provision for Income Taxes
Reported GAAP tax rate	20.6%	19.7%	19.5%	20.0%
Special gains and charges	(0.1)	0.4	0.2	-
Discrete tax items	(0.6)	(0.9)	0.2	(0.7)
Non-GAAP adjusted tax rate	19.9%	19.2%	19.9%	19.3%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Second Quarter Ended June 30
	2023			2022
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Industrial	$1,795.6	$ -	$1,795.6	$1,653.3	$ -	$1,653.3
Global Institutional & Specialty	1,268.6	(6.4)	1,262.2	1,118.2	-	1,118.2
Global Healthcare & Life Sciences	387.5	-	387.5	384.4	-	384.4
Other	362.6	-	362.6	332.5	-	332.5
Corporate	16.7	(16.7)	-	33.8	(33.8)	-
Subtotal at fixed currency rates	3,831.0	(23.1)	3,807.9	3,522.2	(33.8)	3,488.4
Currency impact	21.1			58.4
Consolidated reported GAAP net sales	$3,852.1			$3,580.6

Operating Income (loss)
Global Industrial	$255.4	$ -	$255.4	$216.8	$ -	$216.8
Global Institutional & Specialty	208.7	(0.7)	208.0	148.6	-	148.6
Global Healthcare & Life Sciences	32.7	-	32.7	55.2	-	55.2
Other	63.4	-	63.4	51.6	-	51.6
Corporate	(50.0)	(0.8)	(50.8)	(50.9)	-	(50.9)
Subtotal at fixed currency rates	510.2	(1.5)	508.7	421.3	-	421.3
Special (gains) and charges at fixed currency rates	28.8			6.5
Reported OI at fixed currency rates	481.4			414.8
Currency impact	3.3			11.0
Consolidated reported GAAP operating income	$484.7			$425.8

	Six Months Ended June 30
	2023			2022
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$3,494.9	$ -	$3,494.9	$3,164.7	$ -	$3,164.7
Global Institutional & Specialty	2,395.2	(6.4)	2,388.8	2,109.5	-	2,109.5
Global Healthcare & Life Sciences	766.1	-	766.1	732.6	-	732.6
Other	691.9	-	691.9	619.3	-	619.3
Corporate	40.3	(40.3)	-	68.4	(68.4)	-
Subtotal at fixed currency rates	7,388.4	(46.7)	7,341.7	6,694.5	(68.4)	6,626.1
Currency impact	35.3			152.8
Consolidated reported GAAP net sales	$7,423.7			$6,847.3

Operating Income (loss)
Global Industrial	$471.0	$ -	$471.0	$396.7	$ -	$396.7
Global Institutional & Specialty	334.4	(0.7)	333.7	257.2	-	257.2
Global Healthcare & Life Sciences	67.7	-	67.7	97.1	-	97.1
Other	113.5	-	113.5	88.7	-	88.7
Corporate	(99.8)	(1.3)	(101.1)	(102.9)	-	(102.9)
Subtotal at fixed currency rates	886.8	(2.0)	884.8	736.8	-	736.8
Special (gains) and charges at fixed currency rates	56.4			83.5
Reported OI at fixed currency rates	830.4			653.3
Currency impact	5.9			27.0
Consolidated reported GAAP operating income	$836.3			$680.3

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

Selected Cash Flow items	Second Quarter Ended		Six Months Ended
	June 30		June 30
(millions)	2023	2022	2023	2022

Cash provided by operating activities	$573.4	$322.4	$771.6	$492.5
Less: Capital expenditures	(172.0)	(168.8)	(345.7)	(317.5)
Free cash flow	$401.4	$153.6	$425.9	$175.0

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2022	2022	2022	2022	2022	2022	2022
Diluted earnings per share, as reported (U.S. GAAP)	$0.60	$1.08	$1.67	$1.21	$2.88	$0.93	$3.81
Adjustments:
Special (gains) and charges (1)	0.22	0.01	0.23	0.14	0.37	0.35	0.72
Discrete tax expense (benefits) (2)	0.00	0.01	0.02	(0.05)	(0.03)	(0.01)	(0.04)
Adjusted diluted earnings per share (Non-GAAP)	$0.82	$1.10	$1.92	$1.30	$3.22	$1.27	$4.49

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2023	2023	2023	2023	2023	2023	2023
Diluted earnings per share, as reported (U.S. GAAP)	$0.82	$1.15	$1.97
Adjustments:
Special (gains) and charges (3)	0.07	0.08	0.15
Discrete tax expense (benefits) (4)	(0.01)	0.01	0.00
Adjusted diluted earnings per share (Non-GAAP)	$0.88	$1.24	$2.12	$0.00	$0.00	$0.00	$0.00

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2022 includes charges of $63.6 million, $2.6 million, $39.6 million and $101.5 million, net of tax, in the first, second, third and fourth quarters, respectively. Charges were primarily related to acquisition and integration charges, reserves related to our operations in Russia, COVID-19 related inventory write downs and employee-related costs, restructuring charges, litigation and other charges and pension settlements.

(2) Discrete tax expenses (benefits) for 2022 includes $1.0 million, $3.7 million, ($14.2) million and ($2.3) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits and other discrete tax benefits.

(3) Special (gains) and charges for 2023 includes charges of $21.1 million and $23.3 million, net of tax, in the first and second quarters, respectively. Charges were primarily related to restructuring charges, acquisition and integration charges and litigation and other charges.

(4) Discrete tax (benefits) for 2023 includes ($4.0) million and $2.8 million in the first and second quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits and other discrete tax benefits.